EXHIBIT 23.2
Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-209089) of Rice Midstream Partners LP,

(2)	Registration Statement (Form S-3 No. 333-207977) of Rice Midstream Partners LP, and

(3)	Registration Statement (Form S-8 No. 333-201169) pertaining to the 2014 Long Term Incentive Plan of Rice Midstream Partners LP;
of our report dated November 24, 2014, with respect to the financial statements of Alpha Shale Resources Midstream Assets included in this Annual Report (Form 10-K) of Rice Midstream Partners LP for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 25, 2016